Exhibit 10.1

[Form of Letter Agreement]

May 22, 2018

Deirdre Drake

Job Title: EVP, CHRO

Dear Deirdre,

I am pleased to offer you the position of Executive Vice President, Chief Human Resources Officer, effective May 22, 2018.  The offer is subject to the approval of the U.S. Cellular Board of Directors.

In this new role, your annual base salary will be $460,000 (approximately $17,692 paid bi-weekly), and will be subject to all applicable withholdings.

Your annual bonus program target will increase to 55% of your annual base salary, effective for the 2018 performance year.  You will continue to participate in the Executive Officer Annual Incentive Plan.

We would like to offer you an additional Restricted Stock Unit (RSU) award with respect to 3,220 Common Shares and a Performance Share Unit (PSU) award with a target opportunity equal to 3,220 Common Shares, each of which is subject to review and approval by the U.S. Cellular Long-Term Incentive Compensation Committee (LTICC).  This award has the effect of treating you at the Executive Vice President level for 2018. Subject to LTICC approval, your RSUs and PSUs will be granted on May 22, 2018 and vest on April 2, 2021 if you remain continuously employed by the Company and its affiliates until such date.

Under the LTIP and base pay multiples in their current form, your target Long-Term Incentive (LTI) value will be 210% of your annual base salary. This target assumes that the Company and you meet certain performance targets, and is subject to adjustment from time to time.

You will continue to be eligible for the Company’s benefits package in the new role. The benefits package currently includes group health and well-being benefits, 401(k) plan participation, pension, a Supplemental Executive Retirement Program (SERP) and flexible spending accounts.  Also, as a member of senior management, you currently are eligible to participate in two separate salary and bonus deferral programs.

As an Executive Vice President, you are eligible for use of a company car.  The policy is attached.

This offer is contingent upon you signing this letter and completing the USCC Services, LLC Confidentiality/Non-Solicitation/Non-Competition Agreement.

Your employment remains at−will, meaning either you or the Company can end your employment at any time, with or without notice or cause.  Neither this letter nor any other oral or written representations shall serve as an employment contract.

Congratulations on your new role and I look forward to our continued successful partnership.

Sincerely,

By my signature below, I certify that I have read, fully understand and accept all terms of the foregoing letter.

Agreed and accepted by:	Date:

Enclosures:

USCC Services, LLC Confidentiality/Non-Solicitation/Non-Competition Agreement

TDS Company Auto Policy